Exhibit 16

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

April 12, 2002

Dear Sir/Madam:

We have read the six paragraphs of Item 4 included in the Form 8-K dated April 12, 2002 of TII Network Technologies, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein, except for the information contained in the first and fifth paragraphs not relating to our firm.

Very truly yours,


/s/ ARTHUR ANDERSEN LLP